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                                                                  EXHIBIT 99.1


                            CERTIFICATE OF SECRETARY

                                       OF

                          SIZZLER INTERNATIONAL, INC.



     I, Michael B. Green, the duly elected and acting Secretary of Sizzler International, Inc., a Delaware corporation (the "Corporation"), hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation at a meeting held on October 16, 1997:


     WHEREAS, it is in the best interest of the Company to have an employee stock incentive plan designed to enable the Company and its subsidiaries to attract, retain and motivate key employees who are responsible for the management, growth and financial success of the Company and its subsidiaries by providing for or increasing their proprietary interest in the Company; and

     WHEREAS, the Company has a 1991 Employee Stock Incentive Plan (the "Old Employee Plan") under which the Company's employees may receive options, restricted shares, and stock appreciation rights regarding the Common Stock of the Company (the "Common Stock"); and

     WHEREAS, as a result of awards over the previous six years, the number of shares of Common Stock available under the Old Employee Plan for additional awards is no longer sufficient; and

     WHEREAS, the Board has directed management to prepare a new employee stock incentive plan, which plan would provide for an increased reserve of shares; and

     WHEREAS, management has prepared, and submitted to the Board for review, a 1997 Employee Stock Incentive Plan in the form attached to the Proxy Materials as an exhibit (the "New Employee Plan"); and

     WHEREAS, the Board has reviewed the New Employee Plan together with the Proxy Materials;

     NOW, THEREFORE, BE IT RESOLVED, that the New Employee Plan in the form attached as Appendix B to the Proxy Materials be, and it hereby is, approved and adopted; and

     RESOLVED FURTHER, that the New Employee Plan be submitted to the stockholders of the Company for approval at the Annual Meeting; and
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     RESOLVED FURTHER, that subject to approval of the New Employee Plan by the stockholders of the Company, one million (1,000,000) shares of Common Stock (subject to adjustment and in accordance with the New Employee Plan) be, and they hereby are, reserved for issuance under the New Employee Plan; and

     RESOLVED FURTHER, that the New Employee Plan replace the Old Employee Plan in its entirety, and that the Old Employee Plan shall terminate effective upon the effectiveness of the New Employee Plan; and

     RESOLVED FURTHER, that pursuant to Section 8 of the New Employee Plan, the committee of the Board charged with administration of the New Employee Plan shall be the Compensation and Stock Option Committee of the Board, the members of which are Peter H. Dailey (Chair), Phillip D. Matthews, and
     H. Wallace Merryman; and

     RESOLVED FURTHER, that the final draft of the New Employee Plan, containing such technical revisions as James A. Collins, Chief Executive Officer or Christopher R. Thomas, Executive Vice President may consider advisable upon advice of counsel, be attached to these minutes as an exhibit; and

     RESOLVED FURTHER, that the share of Common Stock issuable under the New Employee Plan be registered under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission; and

     RESOLVED FURTHER, that the Board authorizes the officers of the Company to execute, deliver, file, record, and acknowledge, on behalf of the Company, the New Employee Plan and any and all other instruments, and to take all other action, necessary or appropriate, to effectuate the intent of these resolutions.


     IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Corporation.

Dated:    August 20, 1999


                                             /s/ MICHAEL B. GREEN
                                             -----------------------------------
                                             Michael B. Green



[SEAL}